Exhibit 4.5

EXECUTION VERSION

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of December 16, 2019, among Hess Infrastructure Partners LP, a Delaware limited partnership (the “Company”), Hess Infrastructure Partners Finance Corporation, a Delaware corporation (“Finance Corp.” and, together with the Company, the “Issuers”), Hess Midstream Operations LP (f/k/a Hess Midstream Partners LP), a Delaware limited partnership (the “OpCo”), the Guarantors (as defined in the Indenture (as defined below)) and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Indenture.

W I T N E S S E T H:

WHEREAS, the Issuers, the Guarantors and the Trustee have heretofore executed and delivered an Indenture (as supplemented by the First Supplemental Indenture, dated November 1, 2019, the “Indenture”), dated as of November 22, 2017, providing for the issuance of 5.625% Senior Notes due 2026 (the “Notes”);

WHEREAS, Section 9.2 of the Indenture provides, inter alia, that, in certain circumstances, the Issuers and the Trustee may amend the Indenture and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding;

WHEREAS, the Issuers have distributed an Offering Memorandum and Consent Solicitation Statement, dated October 4, 2019 (as amended, supplemented and otherwise modified from time to time, the “Statement”), to the Holders of the Notes in connection with the offer to exchange for new 5.625% Senior Notes due 2026 of the OpCo, any and all of the outstanding Notes and the concurrent solicitation of such Holders’ consents to certain proposed amendments to the Indenture as further described in the Statement;

WHEREAS, on October 3, 2019, Hess Midstream LP, a Delaware limited partnership (“New HESM”), Hess Midstream GP LP, a Delaware limited partnership and the general partner of New HESM (“New HESM GP LP”), Hess Midstream New Ventures II, LLC, a Delaware limited liability company and wholly owned subsidiary of New HESM (“Merger Sub”), the OpCo, Hess Midstream Partners GP LP, a Delaware limited partnership and the general partner of the OpCo (“HESM GP LP”), and HIP Infrastructure Partners GP LLC, a Delaware limited liability company and the limited partner of New HESM, entered into an agreement and plan of merger, pursuant to which on the date hereof, New HESM indirectly acquired control of the OpCo by way of a merger of Merger Sub with and into the OpCo, with the OpCo surviving the merger;

WHEREAS, on October 3, 2019, the OpCo, HESM GP LP, Hess Midstream Partners GP LLC, a Delaware limited liability company and the general partner of HESM GP LP (“HESM GP LLC”), the Company, Hess Infrastructure Partners GP LLC, a Delaware limited liability company and the general partner of the Company, New HESM, New HESM GP LP, Hess Midstream GP LLC, a Delaware limited liability company and the general partner of New HESM GP LP, Merger Sub, Hess Investments North Dakota LLC, a Delaware limited liability company, GIP II Blue Holding Partnership, L.P., a Delaware limited partnership and Hess Infrastructure Partners Holdings LLC, a Delaware limited liability company, entered into a partnership restructuring agreement, which provided for the restructuring of the OpCo and its subsidiaries on the date hereof through a series of related transactions;

WHEREAS, Section 5.1 (“When the Issuers May Merge or Transfer Assets”) of the Indenture provides, among other things, that either Issuer may consolidate with or merge into any other Person, provided that, among other things, the successor entity expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and any premium or any interest on, all the Notes and the performance of every covenant in the Indenture that such Issuer would otherwise have to perform;

WHEREAS, pursuant to Sections 9.2 and 9.6 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture;

WHEREAS, pursuant to Section 9.1(ii) of the Indenture, the Issuers, the Guarantors and the Trustee may, without notice to or the consent of any Holder, enter into supplemental indentures to the Indenture to, among other things, evidence the succession of another Person to an Issuer or any Guarantor and the assumption by any such Person of the obligations of such Issuer or such Guarantor, in each case, in accordance with the provisions of Article V of the Indenture;

WHEREAS, the execution and delivery of this instrument has been duly authorized and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with; and

WHEREAS, the Issuers have requested that the Trustee execute and deliver this Second Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of all Holders of the Notes as follows:

ARTICLE 1

AMENDMENTS TO ARTICLE I—DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1. For purposes of this Second Supplemental Indenture, the terms defined in the recitals shall have the meanings therein specified; any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Indenture; and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Indenture.

SECTION 1.2. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2

ASSUMPTION OF OBLIGATIONS

SECTION 2.1. In accordance with Section 5.1(a) of the Indenture, the OpCo hereby expressly assumes all of the obligations of the Issuers under the Indenture and the Notes, including the due and punctual payment of the principal of, and any premium or any interest on, all the Notes and the performance of every covenant in the Indenture that the Issuers would otherwise have to perform. The OpCo shall succeed to and be bound by all covenants, agreements, representations, warranties and acknowledgements attributable to the Issuers and may exercise every right and power of the Issuers under the Indenture and the Notes.

ARTICLE 3

MISCELLANEOUS

SECTION 3.1. Amendments to the Indenture pursuant to this Second Supplemental Indenture shall also apply to the Notes, including, without limitation, provisions of the Notes amended as set forth in the amendments to the Exhibits or Appendices to the Indenture.

SECTION 3.2. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Second Supplemental Indenture.

SECTION 3.3. The terms and conditions of this Second Supplemental Indenture shall be part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read together as though they constitute one and the same instrument, except that in the case of conflict, the provisions of this Second Supplemental Indenture will control.

SECTION 3.4. Except as expressly amended hereby, the Indenture and the Notes are in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. This Second Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 3.5. All agreements of the Issuers and the Guarantors in this Second Supplemental Indenture and the Notes and the Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors and assigns.

SECTION 3.6. In case any one or more of the provisions in this Second Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 3.7. Nothing in this Second Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture. A director, officer, employee or stockholder (other than the Issuers), as such, of the Issuers shall not have any liability for any obligations of the Issuers under the Notes or this Second Supplemental Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.

SECTION 3.8. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Second Supplemental Indenture.

SECTION 3.9. This Second Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.10. The Section and Article headings herein have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

ISSUERS:

HESS INFRASTRUCTURE PARTNERS LP

By: Hess Midstream Operations, LP its general partner
By: Hess Midstream LP, as delegate of authority of Hess Midstream Partners GP LP, the general partner of Hess Midstream Operations LP
By: Hess Midstream GP LP, as general partner of Hess Midstream LP
By: Hess Midstream GP LLC, as general partner of Hess Midstream GP LP

By:	/s/ Jonathan C. Stein
Name: Jonathan C. Stein
Title: Chief Financial Officer

HESS INFRASTRUCTURE PARTNERS FINANCE CORPORATION

By:	/s/ Jonathan C. Stein
Name: Jonathan C. Stein
Title: Vice President

[Signature Page to Second Supplemental Indenture]

HESS MIDSTREAM OPERATIONS LP

By: Hess Midstream LP, as delegate of authority of Hess Midstream Partners GP LP, the general partner of Hess Midstream Operations LP
By: Hess Midstream GP LP, as general partner of Hess Midstream LP
By: Hess Midstream GP LLC, as general partner of Hess Midstream GP LP

By:	/s/ Jonathan C. Stein
Name: Jonathan C. Stein
Title: Chief Financial Officer

GUARANTORS:

HESS MIDSTREAM PARTNERS GP LLC

By	/s/ Jonathan C. Stein
Name: Jonathan C. Stein
Title: Chief Financial Officer

HESS MIDSTREAM PARTNERS GP LP

By: Hess Midstream Partners GP LLC, its general partner

By	/s/ Jonathan C. Stein
Name: Jonathan C. Stein
Title: Chief Financial Officer

[Signature Page to Second Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick Giordano
Name: Patrick Giordano
Title: Vice President

[Signature Page to Second Supplemental Indenture]